EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIAMOND I, INC.

              Diamond I, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

              FIRST: that, by a Unanimous Written Consent of the Board of Directors of Diamond I, Inc. (the “Corporation”), resolutions were duly adopted setting forth a proposed amendment to Article I of the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and requesting the shareholders of the Corporation to consider and approve same. The resolution setting forth the proposed amendment states as follows:

RESOLVED, that Article I of the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Article I thereof so that, as amended, such Article I shall be and read as follows:

ARTICLE I

The name of the Corporation is ubroadcast, inc.

              SECOND: that, thereafter, shareholders of the Corporation owning 71.59% of the outstanding capital stock of the Corporation voted for such amendment to Article I at a validly called special meeting of shareholders.

              THIRD: that, by a Unanimous Written Consent of the Board of Directors of the Corporation, further resolutions were duly adopted setting forth another proposed amendment to Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and requesting the shareholders of the Corporation to consider and approve same. The resolutions setting forth the proposed amendment state as follows:

RESOLVED, that it is in the best interests of the Corporation and its shareholders that there be and there hereby is authorized a reverse split of the currently outstanding shares of the Corporation’s $.001 par value common stock, on a one-for-thirty-two (1-for-32) basis, that is, each thirty-two shares shall become one share of Corporation common stock, to be carried out as soon as possible, and that Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be amended to effect a 1-for-32 reverse stock split and re-authorize 700,000,000 shares of common stock with a par value of $.001 and reaffirm the prior authorization of 50,000,000 shares of preferred stock with a par value of $.001 set forth in the Corporation’s Amended and Restated Certificate of Incorporation, as amended.

              FOURTH: that, thereafter, shareholders of the Corporation owning 71.59% of the outstanding capital stock of the Corporation voted for such amendment to Article IV at a validly called special meeting of shareholders.

              FIFTH: that such amendments was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

              IN WITNESS WHEREOF, Diamond I, Inc. has caused this Certificate of Amendment to be signed by David Loflin, its Executive Vice President, on this 5th day of February, 2009.

DIAMOND I, INC.

By: /s/ DAVID LOFLIN

David Loflin

Executive Vice President